TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                         LEGG MASON TAX-FREE INCOME FUND

                                       and

                       STATE STREET BANK AND TRUST COMPANY






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                                TABLE OF CONTENTS
                                -----------------

                                                                           Page
                                                                           ----

Article 1             Terms of Appointment; Duties of the Bank............   1

Article 2             Fees and Expenses...................................   4

Article 3             Representations and Warranties of the Bank..........   5

Article 4             Representations and Warranties of the Fund..........   5

Article 5             Indemnification.....................................   7

Article 6             Covenants of the Fund and the Bank..................   9

Article 7             Termination of Agreement............................  10

Article 8             Additional Funds....................................  11

Article 9             Assignment..........................................  11

Article 10            Amendment...........................................  11

Article 11            Massachusetts Law to Apply..........................  11

Article 12            Merger of Agreement.................................  12

Article 13            Limitation of Liability of the Trustees
                      Shareholders, Officers, Employees and Agents .......  12

Article 14            Miscellaneous.......................................  12

Article 15            Counterparts........................................  12



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                     TRANSFER AGENCY AND SERVICE AGREEMENT

           AGREEMENT made as of the 9th day of July, 1991, by and between LEGG MASON TAX-FREE INCOME FUND, a Massachusetts business trust, having its principal office and place of business at 111 South Calvert Street, Baltimore, Maryland 21202 (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

           WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

           WHEREAS, the Fund intends to initially offer shares in series, the Legg Mason Maryland Tax-Free Income Trust, Legg Mason Pennsylvania Tax-Free Income Trust, Legg Mason High Quality Tax-Free Income Trust (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Article 8, being herein referred to, as a "Portfolio", and collectively as the "Portfolios");

           WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Bank as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities and the Bank desires to accept such appointment;

           NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1           Terms of Appointment; Duties of the Bank
                    ----------------------------------------

                    1.01 Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for the Fund's authorized and issued shares of beneficial interest of the Fund, representing interests in each of the respective Portfolios ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund, including without limitation any periodic investment plan or periodic withdrawal program.

                    1.02 The Bank agrees that it will perform the following services:

                    (a) In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable and the Bank, the Bank shall:

                                (i)   Receive for acceptance, orders for the
                        purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Declaration of Trust of the Fund (the "Custodian");

                                (ii)  Pursuant to purchase orders, issue the
                        appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                                (iii) Receive for acceptance redemption requests
                        and redemption directions and deliver the appropriate documentation thereof to the Custodian;

                                (iv)  In respect to the transactions in items
                        (i), (ii) and (iii)


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                        above, the Bank shall execute transactions directly with
                        broker-dealers authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

                                (v) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                                (vi)   Effect transfers of Shares by the
                        registered owners thereof upon receipt of appropriate instructions;

                                (vii)  Prepare and transmit payments for
                        dividends and distributions declared by the Fund;

                                (viii) Issue replacement certificates for those
                        certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank and the Fund, and the Bank at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

                                (ix) Report abandoned property to the various states as authorized by the Fund per policies and principles agreed upon by the Fund and the Bank;

                                (x)    Maintain records of account for and
                        advise the Fund and its Shareholders as to the foregoing; and

                                (xi) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Bank shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

                    (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Fund to monitor the total


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number of Shares sold in each State.

                    (c) In addition, the Fund shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Bank for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

                    (d) Procedures as to who shall provide certain of these services in Article 1 may be established from time to time by agreement between the Fund and the Bank per the attached service responsibility schedule. The Bank may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

           Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and the Bank.

Article 2           Fees and Expenses
                    -----------------

                    2.01 For the performance by the Bank pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Bank an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

                    2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees on behalf of each of the Portfolios to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, which are not properly borne by the Bank as part of its duties and obligations under the Agreement, will be reimbursed by the Fund on behalf of the applicable Portfolio.

                    2.03 The Fund agrees on behalf of each of the Portfolios to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

Article 3           Representations and Warranties of the Bank
                    ------------------------------------------

                    The Bank represents and warrants to the Fund that:

                    3.01 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

                    3.02 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

                    3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

                    3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

                    3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.


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Article 4           Representations and Warranties of the Fund
                    ------------------------------------------

                    The Fund represents and warrants to the Bank that:

                    4.01 It is a business trust duly organized and existing and in good standing under the laws of Massachusetts.

                    4.02 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

                    4.03 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

                    4.04 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940.

                    4.05 A registration statement under the Securities Act of 1933, as amended on behalf of each of the Portfolios is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

Article 5           Indemnification
                    ---------------

                    5.01 The Bank shall not be responsible for, and the Fund shall on behalf of the applicable Portfolio indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

                    (a) All actions of the Bank or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

                    (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.

                    (c) The reliance on or use by the Bank or its agents or subcontractors of information, records and documents which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar.

                    (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund on behalf of the applicable Portfolio.

                    (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

                    5.02 The Bank shall indemnify and hold the Fund harmless from and against any and all losses and damages, and any and all reasonable costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to a breach of this Agreement by the Bank, or to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence or willful misconduct.

                    5.03 At any time the Bank may apply to any officer of the Fund for instructions,


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and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel that such actions or omissions comply with the terms of the Agreement and with all applicable laws, provided the Bank acts in good faith and without negligence or willful misconduct. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

                    5.04 In the event either party is unable to perform its obligations under the terms of the Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. In addition, the Bank shall further use reasonable care to minimize the likelihood of such damage, loss of data, delays and/or errors and should such damage, loss of data, delays and/or errors occur, the Bank shall use its best efforts to mitigate the effects of such occurrence.

                    5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out to any act or failure to act hereunder.

                    5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the Bank in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6           Covenants of the Fund and the Bank
                    ----------------------------------

                    6.01 The Fund shall on behalf of each of the Portfolios promptly furnish to the Bank the following:

                    (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

                    (b) A copy of the Declaration of Trust and By-Laws of the Fund and all


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amendments thereto.

                    6.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices and to make changes in said procedures and facilities as the Fund may from time to time reasonably request.

                    6.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

                    6.04 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law and shall not be used by the Bank for any purpose not directly related to the business of the Fund.

                    6.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 7           Termination of Agreement
                    ------------------------

                    7.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

                    7.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund on behalf of the applicable Portfolio(s). Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination, including but not limited to training Fund employees, training materials and procedural documentation required by the Fund. In the event that the Fund designates a successor to any of the Bank's obligations hereunder, the Bank shall, at the expense and direction of the Fund, transfer to such successor a certified list of Shareholders of the Fund, a complete record of the account of each Shareholder, and all other necessary or relevant books, records and other data established or maintained by the Bank hereunder.

Article 8           Additional Funds
                    ----------------

                    8.01 In the event that the Fund establishes one or more series of Shares in addition to the Legg Mason Maryland Tax-Free Income Trust, Legg Mason Pennsylvania Tax-Free Income Trust, Legg Mason High Quality Tax-Free Income Trust with respect to which it desires to have State Street render services as transfer agent under the terms hereof, it shall so notify State Street in writing to provide such services, such series of Shares shall become a Portfolio hereunder.


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Article 9           Assignment
                    ----------

                    9.01 Except as provided in Section 9.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

                    9.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

                    9.03 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(1)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(1) or (iii) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 10          Amendment
                    ---------

                    10.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

Article 11          Massachusetts Law to Apply
                    --------------------------

                    11.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

Article 12          Merger of Agreement
                    -------------------

                    12.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Article 13 Limitation of Liability of the Trustees, Shareholders, Officers, Employees and Agents
                    ------------------------------------------------------

                    13.01 A copy of the Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts. The parties agree that neither the Shareholders, Trustees, officers, employees nor any agent of the Fund shall be liable hereunder and that the parties to this Agreement other than the Fund shall look solely to the Fund property for the performance of this Agreement or payment of any claim under this Agreement.

Article 14          Miscellaneous
                    -------------

                    14.01 The Bank agrees to treat all records and other information relative to the Fund and its prior, present or potential Shareholders confidentially and the Bank on behalf of itself and its employees agrees to keep confidential all such information, except after prior notification to an approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Bank may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.


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                   14.02 Notwithstanding any other provision in this Agreement, the parties agree that the assets and liabilities of each Portfolio of the Fund are separate and distinct from the assets and liabilities of each other Portfolio and that no Portfolio shall be liable or shall be charged for any debt, obligation or liability of any other Portfolio, whether arising under the Agreement or otherwise.

Article 15          Counterparts
                    ------------

                    15.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


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                    IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                            LEGG MASON TAX-FREE INCOME FUND


                                                  /s/ Marie K. Karpinski
                                            BY:________________________________

ATTEST:

/s/ Stefanie L. Wong
-----------------------------


                                            STATE STREET BANK AND TRUST COMPANY

                                                 /s/ Phyllis A. Schroder
                                            BY:________________________________
                                               Executive Vice President

ATTEST:


-----------------------------




                       STATE STREET BANK & TRUST COMPANY
                         FUND SERVICE RESPONSIBILITIES*

                                                               Responsibility
                                                               --------------
      Service Performed                                      Bank           Fund
      -----------------                                      ----           ----

      1.      Receives orders for the purchase
              of Shares.

      2.      Issue Shares and hold Shares in
              Shareholders accounts.

      3.      Receive redemption requests.

      4.      Effect transactions 1-3 above
              directly with broker-dealers.

      5.      Pay over monies to redeeming
              Shareholders.

      6.      Effect transfers of Shares.



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      7.      Prepare and transmit dividends
              and distributions.

      8.      Issue Replacement Certificates.

      9.      Reporting of abandoned property.

      10.     Maintain records of account.

      11.     Maintain and keep a current and
              accurate control book for each
              issue of securities.

      12.     Mail proxies.

      13.     Mail Shareholder reports.

      14.     Mail prospectuses to current
              Shareholders.

      15.     Withhold taxes on U.S. resident
              and non-resident alien accounts.

      16.     Prepare and file U.S. Treasury
              Department forms.

      17.     Prepare and mail account and
              confirmation statements for
              Shareholders.

      18.     Provide Shareholder account
              information.

      19.     Blue sky reporting.

* Such services are more fully described in Article 1.02 (a), (b) and (c) of the Agreement.



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                                            BY:


                                            ----------------------

ATTEST:


--------------------

                                            STATE STREET BANK AND TRUST COMPANY
                                            BY:


                                            -----------------------
                                            Vice President

ATTEST:


--------------------